EXHIBIT 99.2

Contact:	Company:
Michael J. Fitzpatrick
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732)-240-4500 ext.7506
Fax: (732)-349-5070
email:Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

TO REPURCHASE 5%

OF OUTSTANDING COMMON STOCK

TOMS RIVER, NEW JERSEY, JULY 19, 2006.…OceanFirst Financial Corp. (NASDAQ:OCFC), the holding company of OceanFirst Bank, announced today its intention to repurchase in the open market up to 615,883 shares, or 5%, of its outstanding common stock (the “Repurchase Program”).

The repurchase effort announced today is the thirteenth repurchase program initiated by the Company in the ten years since conversion to the public form of ownership. The repurchase plan will begin upon consummation of the existing plan, announced in October 2005, which has 140,436 shares remaining to be purchased.

John R. Garbarino, Chairman, President and Chief Executive Officer of OceanFirst Financial Corp, stated, “The thirteenth Repurchase Program continues management’s commitment to effectively manage OceanFirst Financial Corp.’s capital efficiently and is a sound investment decision.” Mr. Garbarino continued “Our analysis of recent market conditions identifies this as a particularly opportune time to expand the repurchase program.”

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, found in 1902, is a federally-chartered stock savings bank serving the central coastal area of New Jersey with $2.1 billion in assets and nineteen branch offices. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available at no charge by visiting us on the worldwide web at http://www.oceanfirst.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.